Exhibit 5.1

March 5, 2024

Establishment Labs Holding Inc.
Commerce House
Wickhams Cay 1,
Road Town, Tortola
British Virgin Islands
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Establishment Labs Holdings Inc. (the “Company”) with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 937,000 shares of the Company’s Common Shares, no par value (the “Shares”), consisting of: (i) 750,000 Shares reserved for issuance under the 2018 Equity Incentive Plan and (ii) 187,000 Shares reserved for issuance under the 2018 Employee Share Purchase Plan (collectively, the “Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN